Exhibit 9.1

October 3, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Dear Sirs/Madams:

We have read Item 4(a) of Fundrise East Coast Opportunistic REIT, LLC’s (the “Company”) Form 1-U dated September 26, 2017, and are in agreement with the statements relating only to Aronson LLC contained therein. We have no basis to agree or disagree with other statements of the Company contained therein.

Very truly yours,

/s/ Aronson LLC

Aronson LLC